UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K
                                 AMENDMENT NO.1

                                 CURRENT REPORT
                     Pursuant to Section 13 OR 15(d) of the
                         Securities Exchange Act of 1934

       Date of report (Date of earliest event reported): February 28, 2005
                                                         -----------------

                                    AVP, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

     Delaware                    005-79737                     98-0142664
     --------                    ---------                     ----------
 (State or Other                (Commission                  (IRS Employer
 Jurisdiction of                File  Number)               Identification No.)
  Incorporation)

               6100 Center Drive, Suite 900, Los Angeles CA 90045
--------------------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                 (310) 426-8000
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Financial Statements of Acquired Businesses

                          INDEX TO FINANCIAL STATEMENTS

  Independent Registered Public Accounting Firm Report                    F-2

  Balance Sheet as of December 31, 2004 and March 31, 2005 (Unaudited)    F-3

  Statements of Operations for the Years Ended
       December 31, 2004 and 2003 and for the Three Months
       Ended March 31, 2005 and 2004 (Unaudited)                          F-4

  Statement of Changes in Stockholders' Equity (Deficiency) for
       the Years ended December 31, 2004 and 2003
       and for the Three Months Ended March 31, 2005 (Unaudited)          F-5

  Statements of Cash Flows Deficiency for the Years Ended
       December 31, 2004 and 2003
       and for the Three Months Ended March 31, 2005 and 2004 (Unaudited) F-6

  Notes to Financial Statements                                           F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of AVP Pro Beach Volleyball Tour, Inc.

We have audited the accompanying balance sheet of AVP Pro Beach Volleyball Tour, Inc. f/k/a Association of Volleyball Professionals, Inc. (AVP) as of December 31, 2004 and the related statements of operations, changes in stockholders' equity (deficiency) and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of AVP's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AVP as of December 31, 2004 and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with U.S. generally accepted accounting principles.

Mayer Hoffman McCann P.C.
New York, New York
March 18, 2005

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.
                                 Balance Sheets

                                                                                      (Unaudited)
                                                                  December 31, 2004  March 31, 2005
                                                                  -----------------  --------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                          $    631,933    $  4,820,821
  Accounts receivable, net of
     allowance for doubtful accounts of $10,000                           649,137       1,102,843
  Prepaid expenses                                                         26,606         554,082
  Deferred commission-related party                                       253,339         190,004
                                                                     ------------    ------------
  TOTAL CURRENT ASSETS                                                  1,561,015       6,667,750
                                                                     ------------    ------------
PROPERTY AND EQUIPMENT, net                                               201,703         316,986
                                                                     ------------    ------------

OTHER ASSETS
  Investment in sales-type lease                                          628,323         604,078
  Other assets                                                             42,738          45,228
                                                                     ------------    ------------
  TOTAL OTHER ASSETS                                                      671,061         649,306
                                                                     ------------    ------------
  TOTAL ASSETS                                                       $  2,433,779    $  7,634,042
                                                                     ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
  Notes payable - related party                                      $  2,000,000    $         --
  Current portion of long-term debt                                     1,633,333       1,330,070
  Accounts payable                                                         57,157         479,177
  Accrued expenses                                                        790,368       1,215,861
  Accrued interest                                                        316,630         260,502
  Accrued officer compensation                                             43,208              --
  Deferred revenue                                                        325,050       3,294,897
                                                                     ------------    ------------
  TOTAL CURRENT LIABILITIES                                             5,165,746       6,580,507
                                                                     ------------    ------------

OTHER LIABILITIES
  Long-term deferred revenue                                              225,000         225,000
  Long-term debt - less current portion                                 1,100,071         683,334
                                                                     ------------    ------------
  TOTAL OTHER LIABILITIES                                               1,325,071         908,334
                                                                     ------------    ------------
  TOTAL LIABILITIES                                                     6,490,817       7,488,841
                                                                     ------------    ------------

REDEEMABLE SERIES A PREFERRED STOCK                                     3,657,600              --
                                                                     ------------    ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIENCY)
  Series A-1 preferred stock, $.001 par value, 2,000,000 shares authorized,
  122,381 and 0 shares issued and outstanding                                 122              --

  Series A convertible preferred stock, $.001 par value, 2,000,000
  shares authorized, 0 and 288,014 shares issued and outstanding               --             288

  Series B convertible preferred stock, $.001 par value, 2,000,000
  shares authorized, 0 and 147,364 shares issued and outstanding               --             147

  Common stock, $.001 par value, 40,000,000 shares authorized,
  0 and 22,514,742 shares issued and outstanding                               --          22,515

  Additional paid-in capital                                              999,190      13,717,431

  Accumulated deficit                                                  (8,713,950)    (13,595,180)
                                                                     ------------    ------------

TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)                                (7,714,638)        145,201
                                                                     ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)              $  2,433,779    $  7,634,042
                                                                     ============    ============

                       See notes to financial statements

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                            STATEMENTS OF OPERATIONS

                                                                           (Unaudited)
                                       Year Ended December 31,      Three Months Ended March 31,
                                   ----------------------------    ----------------------------
                                       2004            2003            2005            2004
                                   ------------    ------------    ------------    ------------
REVENUE
     Sponsorships                  $  9,918,117    $  6,222,371    $         --    $         --
     Other                            2,390,888       1,071,757         103,956          52,698
                                   ------------    ------------    ------------    ------------
     TOTAL REVENUE                   12,309,005       7,294,128         103,956          52,698


EVENT COSTS                           9,125,829       6,506,613              --              --
                                   ------------    ------------    ------------    ------------
     Gross Profit                     3,183,176         787,515         103,956          52,698
                                   ------------    ------------    ------------    ------------

OPERATING EXPENSES
     Marketing                        2,435,124       2,024,572         411,600         328,985
     Administrative                   3,442,479       2,184,557       4,518,384         677,653
                                   ------------    ------------    ------------    ------------
     TOTAL OPERATING EXPENSE          5,877,603       4,209,129       4,929,984       1,006,638
                                   ------------    ------------    ------------    ------------

     OPERATING LOSS                  (2,694,427)     (3,421,614)     (4,826,028)       (953,940)
                                   ------------    ------------    ------------    ------------

OTHER INCOME (EXPENSE)
     Interest expense                  (245,870)       (182,396)        (70,558)        (38,000)
     Interest income                     67,185          87,751          15,356          24,517
     Joint venture loss                      --        (184,712)             --              --
                                   ------------    ------------    ------------    ------------
     TOTAL OTHER EXPENSE               (178,685)       (279,357)        (55,202)        (13,483)
                                   ------------    ------------    ------------    ------------

     LOSS BEFORE INCOME TAXES        (2,873,112)     (3,700,971)     (4,881,230)       (967,423)

INCOME TAXES                                 --              --              --              --
                                   ------------    ------------    ------------    ------------

     NET LOSS                      $ (2,873,112)   $ (3,700,971)   $ (4,881,230)   $   (967,423)
                                   ============    ============    ============    ============



Basic and diluted loss per share   $      (0.10)   $      (0.12)   $      (0.13)   $      (0.03)
                                   ============    ============    ============    ============

Weighted average common shares
     outstanding                     29,738,605      29,738,605      37,493,683      29,738,605
                                   ============    ============    ============    ============


                        See notes to financial statements

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY )

                                                                                          Series A                   Series B
                                                     Series A-1 Preferred Stock        Preferred Stock            Preferred Stock
                                                      --------------------------   ------------------------- -----------------------
                                                       Shares         Amount        Shares        Amount       Shares        Amount
                                                      ----------   ------------    ----------  ------------  ---------   -----------
Balance, January 1, 2003                                      --   $         --            --  $         --         --   $        --

Redemption of shares                                          --             --            --            --         --            --

Conversion of loan payable to officer and stockholder         --             --            --            --         --            --

Conversion of DMC payable into common stock                   --             --            --            --         --            --

Cancellation of shares of AVP in transaction with DMC         --             --            --            --         --            --

Issuance of preferred stock in transcation with DMC      122,381            122            --            --         --            --

Compensation from issuance of stock options                   --             --            --            --         --            --

Net loss                                                      --             --            --            --         --            --
                                                      ----------   ------------    ----------  ------------  ---------   -----------

Balance, December 31, 2003                               122,381            122            --            --         --            --

Net loss                                                      --             --            --            --         --            --
                                                      ----------   ------------    ----------  ------------  ---------   -----------

Balance, December 31, 2004                               122,381            122            --            --         --            --


Merger of AVP, Inc. into the Association
    ("the reverse merger") (Unaudited)                  (122,381)          (122)      122,381           122         --            --

Conversion of 10% convertible notes (Unaudited)               --             --        70,275            70         --            --

Conversion of redeemable preferred
    stock (Unaudited)                                         --             --        95,358            96         --            --

Private placement units (Unaudited)                           --             --            --            --    147,364           147

Consulting expense from issuance of
    stock options (Unaudited)                                 --             --            --            --         --            --

Net loss (Unaudited)                                          --             --            --            --         --            --
                                                      ----------   ------------    ----------  ------------  ---------   -----------

Balance, March 31, 2005 (Unaudited)                           --   $         --       288,014  $        288    147,364   $       147
                                                      ==========   ============    ==========  ============  =========   ===========



                                                              Common Stock                                       Total Stockholders
                                                         --------------------------   Additional     Accumulated        Equity
                                                             Shares         Amount Paid in Capital    Deficit       (Deficiency)
                                                       ------------  ------------   ------------   ------------    ------------
Balance, January 1, 2003                                    674,100  $        674    $  1,936,826   $ (5,519,186)   $ (3,581,686)

Redemption of shares                                        (98,870)          (99)       (549,901)            --        (550,000)

Conversion of loan payable to officer and stockholder        48,528            49         269,906             --         269,955

Conversion of DMC payable into common stock                 309,520           309       1,721,555             --       1,721,864

Cancellation of shares of AVP in transaction with DMC      (933,278)         (933)     (3,378,386)     3,379,319              --

Issuance of preferred stock in transcation with DMC              --            --         995,381             --         995,503

Compensation from issuance of stock options                      --            --           3,809             --           3,809

Net loss                                                         --            --              --     (3,700,971)     (3,700,971)
                                                       ------------  ------------    ------------   ------------    ------------

Balance, December 31, 2003                                       --            --         999,190     (5,840,838)     (4,841,526)

Net loss                                                         --            --              --     (2,873,112)     (2,873,112)
                                                       ------------  ------------    ------------   ------------    ------------

Balance, December 31, 2004                                       --            --         999,190     (8,713,950)     (7,714,638)


Merger of AVP, Inc. into the Association
    ("the reverse merger") (Unaudited)                   22,514,742        22,515        (974,439)            --        (951,924)

Conversion of 10% convertible notes (Unaudited)                  --            --       2,290,278             --       2,290,348

Conversion of redeemable preferred
    stock (Unaudited)                                            --            --       3,657,504             --       3,657,600

Private placement units (Unaudited)                              --            --       4,246,876             --       4,247,023

Consulting expense from issuance of
    stock options (Unaudited)                                    --            --       3,498,022             --       3,498,022

Net loss (Unaudited)                                             --            --              --     (4,881,230)     (4,881,230)
                                                       ------------  ------------    ------------   ------------    ------------

Balance, March 31, 2005 (Unaudited)                      22,514,742  $     22,515    $ 13,717,431   $(13,595,180)   $    145,201
                                                       ============  ============    ============   ============    ============



                        See notes to financial statements

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                         (Unaudited)
                                                                      Year Ended December 31,    Three Months Ended March 31,
                                                                   --------------------------    --------------------------
                                                                      2004           2003           2005           2004
                                                                   -----------    -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                      $(2,873,112)   $(3,700,971)   $(4,881,230)   $  (967,423)
     Adjustments to reconcile net loss to net cash
         flows from operating activities:
         Depreciation and amortization of property and equipment        57,561         14,529         22,101          4,993
         Other amortization                                              6,033          8,043          2,011             --
         Amortization of deferred commissions                          294,904        609,256         63,335         73,726
         Allowance for doubtful accounts                                10,000             --             --             --
         Amortization of deferred costs                              1,352,100        387,500             --             --
         Compensation from issuance of stock options                        --          3,809             --             --
         Consulting expense from issuance of stock options                  --             --      3,498,022             --
     Decrease (increase) in operating assets:
         Accounts receivable                                          (169,442)      (451,483)      (453,706)      (328,430)
         Investment in and due from joint venture                      291,084       (291,084)            --        291,084
         Prepaid expenses                                              (26,606)        58,994       (527,476)      (275,767)
         Other assets                                                   (1,305)       (15,466)        (4,500)        (5,028)
     Increase (decrease) in operating liabilities:
         Accounts payable                                             (625,052)        35,046        164,381       (509,342)
         Accrued expenses                                              211,950        305,932        251,555       (317,196)
         Accrued officer compensation                                 (167,625)       210,833        (43,208)       169,230
         Accrued interest                                              245,871             --        (56,127)       157,698
         Deferred revenue                                              275,050       (112,500)     2,969,847      2,253,985
                                                                   -----------    -----------    -----------    -----------

         NET CASH FLOWS FROM
             OPERATING ACTIVITIES                                   (1,118,589)    (2,937,562)     1,005,005        547,530
                                                                   -----------    -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Investment in property and equipment                             (228,416)       (25,722)      (137,384)       (14,497)
     Investment in sales-type lease                                     91,215         42,344         24,244         21,967
     Cash received in acquisition                                           --        769,450             --             --
                                                                   -----------    -----------    -----------    -----------

         NET CASH FLOWS FROM
             INVESTING ACTIVITIES                                     (137,201)       786,072       (113,140)         7,470
                                                                   -----------    -----------    -----------    -----------

                       See notes to financial statements

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                            STATEMENTS OF CASH FLOWS

                                   (CONTINUED)

                                                                                                       (Unaudited)
                                                                  Year Ended December 31,      Three Months Ended March 31,
                                                                 --------------------------    --------------------------
                                                                    2004           2003           2005           2004
                                                                 -----------    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from long-term debt                                $ 2,000,000    $ 1,217,238    $        --    $        --
     Repayment of long-term debt                                    (183,333)       (80,000)      (950,000)            --
     Increase (decrease) in payable to DMC
         and other related party debt                                     --        (65,995)            --             --
     Proceeds from private placement units                                --             --      4,247,023             --
     Issuance of preferred stock                                          --        910,000             --             --
                                                                 -----------    -----------    -----------    -----------

         NET CASH FLOWS FROM
             FINANCING ACTIVITIES                                  1,816,667      1,981,243      3,297,023             --
                                                                 -----------    -----------    -----------    -----------


         NET INCREASE (DECREASE) IN CASH                             560,877       (170,247)     4,188,888        555,000

         CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD               71,056        241,303        631,933         71,056
                                                                 -----------    -----------    -----------    -----------

         CASH AND CASH EQUIVALENTS, END OF PERIOD                $   631,933    $    71,056    $ 4,820,821    $   626,056
                                                                 ===========    ===========    ===========    ===========


SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION
     Cash paid during the period for:
     Interest                                                    $    48,939    $        --    $    48,939    $        --
                                                                 -----------    -----------    -----------    -----------
     Income taxes                                                         --             --             --             --
                                                                 -----------    -----------    -----------    -----------

SUPPLEMENTAL DISCLOSURE OF NON-CASH
 INVESTING AND FINANCING INFORMATION

     Note payable incurred in connection with stock redemption   $        --    $   550,000    $        --    $        --
                                                                 -----------    -----------    -----------    -----------

     Note payable incurred in connection with the acquisition
         of commission rights                                             --      1,157,499             --             --
                                                                 -----------    -----------    -----------    -----------

     Conversion of intercompany payable and loan payable
         to officer and stockholder into common stock                     --      1,991,819             --             --
                                                                 -----------    -----------    -----------    -----------

     Issuance of preferred stock for deferred costs                       --      1,739,600             --             --
                                                                 -----------    -----------    -----------    -----------

     Net liabilities assumed in merger
         Cash                                                             --             --          4,217             --
         Accounts payable                                                 --             --       (261,857)            --
         Accrued expenses                                                 --             --       (173,934)            --
                                                                 -----------    -----------    -----------    -----------
                                                                          --             --       (431,574)            --
                                                                 -----------    -----------    -----------    -----------

     Conversion of Association redeemable preferred stock into
         Series A convertible preferred stock                             --             --      3,657,600             --
                                                                 -----------    -----------    -----------    -----------

     Conversion of notes payable into
         Series A convertible preferred stock                             --             --      2,290,348             --
                                                                 -----------    -----------    -----------    -----------

                        See notes to financial statements

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.


                          NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

AVP Pro Beach Volleyball Tour, Inc. f/k/a Association of Volleyball Professionals, Inc. (AVP), incorporated in Delaware on May 29, 2001, is the sole nationally and internationally recognized U.S. professional beach volleyball tour for the sport of men's and women's professional beach volleyball in the United States. AVP operates professional beach volleyball activities in the United States, including tournaments, sponsorships sales, broadcast rights, licensing and trademark agreements, sales of food, beverage and merchandise at tournaments, player contracts and other associated activities.

On July 28, 2003, AVP merged with Digital Media Campus, Inc. (DMC), its then sole stockholder, in a transaction accounted for as a transfer between entities under common control with AVP as the surviving entity (Note 13). The accompanying financial statements have been prepared including the net assets and results of operations of DMC from the transaction date of July 28, 2003.

2. SUBSEQUENT EVENT

On June 29, 2004, Othnet, Inc. (Othnet), a publicly traded company, and AVP signed a merger agreement pursuant to which AVP agreed to merge with a wholly-owned subsidiary of Othnet, Othnet Merger Sub. Inc. Among other conditions, closing of the merger was contingent upon Othnet's lending to AVP $2,000,000 of proceeds from issuing units consisting of 10% convertible notes due June 2005 and two shares of Othnet common stock and a two-year common stock purchase warrant to purchase two shares of common stock at $.21 per share for each dollar of principal amount of notes, and Othnet's completing a minimum $4,300,000 net proceeds equity financing including the required conversion of $2,000,000 principal amount of notes. In a November 10, 2004 amendment to the agreement, the parties agreed to engage an exclusive placement agent to privately offer a minimum of $3,000,000 of Othnet Series B preferred stock and conditioned closing the merger upon consummation of the private placement, which, in turn, was conditioned, among other things, upon conversion of the convertible notes.

On February 28, 2005, the merger was consummated, as a result of which AVP became Othnet's wholly owned subsidiary, and AVP's former stockholders were issued Othnet Series A Convertible Preferred Stock, (shown as Series A-1 preferred stock in the accompanying financial statements) which will convert automatically into common stock upon authorization of a sufficient amount of common stock. As a result of the merger, AVP's name was changed to its current name, AVP Pro Beach Volleyball Tour, Inc.

As such, for all disclosures referencing shares authorized and issued, shares reserved for issuance, per share amounts and other disclosures relating to equity, amounts have been retroactively restated to reflect share quantities as altered by the terms of the merger agreement.

Concurrently with the merger, pursuant to the private placement, Othnet sold $5,000,000 of units consisting of four shares of Othnet Series B preferred stock and a five-year warrant to purchase 243 shares of common stock at $.20 per share, and approximately $2,160,000 of the Othnet notes including accrued interest, were converted into Series A preferred stock.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

2. SUBSEQUENT EVENT (CONTINUED)

Each share of Series A preferred stock and Series B preferred stock is convertible into 243 shares of common stock and carries the number of votes that equals the number of shares into which it is convertible, except that, until the authorization of additional shares of common stock, the Series B preferred stock will carry ten times the vote per share that it otherwise would carry.

AVP agreed to register for resale the shares of common stock underlying the Series B preferred stock. The agreement provides that if a registration statement is not filed by April 15, 2005 or does not become effective by June 28, 2005, AVP must pay a penalty to the Series B preferred stock stockholder of approximately $50,000 and thereafter for each month that the penalty condition is not satisfied, until August 28, 2005, when the monthly penalty increases to $100,000.

Upon consummation of the merger and the private offering, AVP's former stockholders including holders of stock options and stock purchase warrants beneficially owned approximately 61.2% of all common stock beneficially owned by all beneficial owners of Othnet common stock.

On March 9, 2005, Othnet changed its name to its current name, AVP, Inc.

In February 2005, the two television networks waived their put rights on their redeemable Series A preferred stock that AVP respectively issued to them, and subsequently converted the preferred stock into Othnet Series A preferred stock pursuant to the merger.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                                Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentations.

                         Revenue and Expense Recognition

The majority of AVP's revenues are derived from sponsorship and advertising contracts with national and local sponsors. AVP recognizes sponsorship revenue pro rata over each event during the tour season as the events occur and collection is reasonably assured. Revenues invoiced and/or collected prior to their respective events are recorded as deferred revenue. Event costs are recognized on an event-by-event basis. Event costs billed and/or paid prior to their respective events are recorded as deferred costs and expensed at the time the event occurs.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                   Revenue and Expense Recognition (Continued)

AVP also derives additional revenue from activation services, event ticket sales, concession rights, event merchandising, licensing, and sanctioning fees. Revenues and expenses from foregoing ancillary activities are recognized on an event-by-event basis as the revenues are realized and collection is reasonably assured. Licensing revenue is recognized as royalties are earned and collection is reasonably assured.

During 2004 and 2003, the same sponsor accounted for 18% and 23% of revenue, respectively.

                     Unaudited Interim Financial Statements

The financial statements as of March 31, 2005 and for the three months ended March 31, 2005 and 2004 are unaudited, however, in the opinion of the management of AVP, all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial statements for the interim periods have been made.

                             Bartering Transactions

AVP barters advertising for products and services. Revenue and related expenses from barter transactions are recorded at fair value in accordance with EITF 99-17, Accounting for Advertising Barter Transactions. Revenue from barter transactions is recognized in accordance with AVP's revenue recognition policies. Expense for barter transactions is generally recognized as incurred. Revenue and expense from barter transactions were not significant during 2004 and 2003.

                               Accounts Receivable

Accounts receivable consist primarily of amounts due from sponsors and licensees for sponsorship fees and royalties, respectively. Such amounts are billed when due under the terms of the respective sponsorship agreements, or, in the case of royalties, when earned. AVP grants credit to all qualified customers. Accounts receivable are carried at cost less an allowance for doubtful accounts, if an allowance is deemed necessary. AVP does not accrue finance or interest charges. On a periodic basis, AVP evaluates its accounts receivable and determines the requirement for an allowance for doubtful accounts, based on history of past write-offs, collections, and current credit conditions. A receivable is written off when it is determined that all collection efforts have been exhausted. The allowance for doubtful accounts as of December 31, 2004 was $10,000.

                                Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                          Concentration of Credit Risks

Financial instruments that potentially subject AVP to a concentration of credit risk consist principally of cash deposits and receivables. AVP places its cash deposits with what management believes are high-credit quality financial institutions. At times, balances with any one financial institution may exceed the Federal Deposit Insurance Corporation (FDIC) limit of $100,000. Receivables are due mainly from sponsors and licensees, all of whom are large national or international consumer products companies, which management considers to be low credit risks and with whom management has not experienced any problems in collecting amounts due.

                                  Depreciation

Depreciation of property and equipment are provided for using the straight-line method over the estimated useful lives of the assets as follows:

      Assets                  Useful Lives
------------------------    ---------------
Furniture and equipment         3 years
Transportation equipment        3 years
Leasehold improvements          6 years


                                Long-Lived Assets

When facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of the recoverability is performed by comparing the carrying value of the assets to the estimated undiscounted future cash flows. Upon indication that the carrying value of such assets may not be recoverable, AVP recognizes an impairment loss by a charge against current operations. If there is an impairment, an impairment charge would be determined by comparing the carrying amount of the assets to the applicable estimated future cash flows, discounted at a risk-adjusted rate or market appraisals. In addition, the remaining estimated useful life or amortization period for the impaired asset would be reassessed and revised if necessary.

                              Comprehensive Income

Comprehensive income consists of net income (loss) and other gains and losses affecting stockholders' equity that, under U.S. generally accepted accounting principles are excluded from net income (loss). Such items consist primarily of unrealized gains and losses on marketable equity securities and foreign translation gains and losses. AVP has not had any such items in the prior two years and, consequently, net income (loss) and comprehensive income (loss) are the same.

                                   Advertising

AVP advertises primarily through radio and print media. AVP's policy is to expense advertising costs, including production costs, as incurred. Advertising expense was $646,394 in 2004 and $327,488 in 2003.

                            Cash and Cash Equivalents

For purposes of the statements of cash flows, AVP considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.

                                      F/K/A

                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                  Income Taxes

AVP provides deferred income taxes to reflect the impact of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Temporary differences result from differences between the amounts reported for financial statement purposes and corresponding amounts for tax purposes. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                            Stock Based Compensation

AVP accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB 25, compensation expense is recognized based on the difference, if any, on the date of grant between the fair value of AVP's common stock and the amount an employee must pay to acquire the stock. The expense associated with stock-based compensation is amortized over the periods the employee performs the related services, generally the vesting period, consistent with the multiple option method described in Financial Accounting Standards Board Interpretation (FIN) No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" which amends SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires disclosure about the method of accounting and the effect of the method used on reported results in both annual and interim financial statements.

AVP adopted SFAS No. 148 effective for the year ended December 31, 2002, and has elected to continue to account for its stock-based compensation in accordance with the provisions of APB No. 25, Accounting for Stock Issued to Employees. Under APB 25, compensation expense is recognized over the vesting period based on the excess of the fair market value over the exercise price on the grant date. If AVP had elected to recognize compensation expense based upon the fair value at the grant date for awards under its stock-based compensation plans consistent with the methodology prescribed by SFAS No. 123, AVP's net loss would increase to the following pro forma amounts:

                                                                                        (Unaudited)
                                                   Year Ended December 31,     Three Months Ended March 31,
                                                 --------------------------    --------------------------
                                                    2004           2003           2005           2004
                                                 -----------    -----------    -----------    -----------
Net loss applicable to common
shareholders,
as reported                                      $(2,873,112)   $(3,700,971)   $(4,881,230)   $  (967,423)

Less stock based employee compensation expense
determined under fair-value-based
methods for all awards, net of related
tax effects                                         (133,288)       (53,721)            --        (33,322)
                                                 -----------    -----------    -----------    -----------

Pro forma net loss                               $(3,006,400)   $(3,754,692)   $(4,881,230)   $(1,000,745)
                                                 ===========    ===========    ===========    ===========

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.

                                      F/K/A

                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                      Stock Based Compensation (Continued)

The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for the years ended December 31, 2004 and 2003 and for the three months ended March 31, 2005 and 2004 (unaudited):

                                                              (Unaudited)
                            Year Ended December 31,    Three Months Ended March 31,
                          --------------------------    -------------------------
                              2004           2003           2005          2004
                          -----------    -----------    -----------   -----------
Risk-free interest rate   3.86 - 4.19%    4.0 - 4.5%             --   3.86 - 4.19%

Expected life             4 to 10 years     10 years             --   4 to 10 years

Expected volatility                 0%             0%            --             0%

Expected dividend yield             0%             0%            --             0%

                      Recently Issued Accounting Standards

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities which was subsequently amended in December 2003 and Accounting Research Bulletin ("ARB") No. 51, Consolidated Financial Statements was issued. In general a variable entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities.

FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. Special provisions apply to enterprises that have fully or partially applied Interpretation 46 ("Interpretation") prior to issuance of this Interpretation. Otherwise, application of this Interpretation is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by small business issuers, to entities other than special-purpose entities and by nonpublic entities and all other types of entities is required at various dates in 2004 and 2005. In some instances, enterprises have the option of applying or continuing to apply Interpretation 46 for a short period of time before applying this Interpretation. The adoption of the Interpretation did not have any impact on AVP's financial statements.

In December 2003, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition. SAB No. 104 revises or rescinds portions of the interpretive guidance related to revenue recognition included in Topic 13 of the codification of the staff accounting bulletins. SAB No. 104 became effective when issued, and adoption by AVP did not have a material impact on its financial position or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). ARB 43 previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight,

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                Recently Issued Accounting Standards (Continued)

and re-handling costs may be so abnormal as to require treatment as current period charges...". This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date this Statement is issued. The provisions of this Statement shall be applied prospectively. The adoption of this Statement is not expected to have any impact on AVP's financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets, which amended APB Opinion No. 29, Accounting for Nonmonetary Transactions. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date this Statement is issued. The provisions of this Statement shall be applied prospectively. The adoption of this Statement is not expected to have any impact on AVP's financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share - Based Payment. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share - based payment transactions be recognized in financial statements. That cost will be measured based upon the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share - based compensation arrangements including share options, restricted share plans, performance - based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock - Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair - value - based method of accounting for share - based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair - value - based method been used. Public entities that file as small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. AVP has not yet evaluated the impact of the adoption of SFAS 123(R) and has not determined the impact on AVP's financial position or results of operations.

         Pro Forma Net Loss per Basic and Diluted Share of Common Stock

Basic earnings (loss) per share is calculated using the average number of common shares outstanding. Diluted earnings (loss) per share is computed on the basis of the average number of common shares

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

   Pro Forma Net Loss per Basic and Diluted Share of Common Stock (Continued)

outstanding during the period increased by the dilutive effect of outstanding stock options using the "treasury stock" method. The pro forma net loss per basic and diluted share of common stock gives effect to the conversion of the Series A-1 preferred stock as if it occurred at the beginning of the periods presented. The March 31, 2005 and 2004 weighted average shares outstanding gives effect to the Series A-1 preferred stock conversion to Series A convertible preferred stock as if it were converted to common stock as of the beginning of the periods presented. Options, warrants, and other incremental shares to purchase 123,330,871 and 115,036,340 shares of common stock at December 31, 2004 and 2003, respectively, and 122,116,791 and 115,163,529 shares of common stock at March 31, 2005 and 2004 (unaudited), respectively, were excluded from the computation of diluted earnings (loss) per share as their effect would be anti-dilutive.

4. JOINT VENTURE

During 2003, AVP and two unrelated organizations jointly sponsored an event in which AVP retained a 1/3 interest. The joint venture was accounted for using the equity method of accounting.

The joint venture's 2003 operations are summarized as follows:


Revenues                    $      643,547
Expenses                         1,197,683
Loss                              (554,136)
AVP's share of loss          $    (184,712)

Under the terms of the continuing joint venture agreement, additional events were to be sponsored, one each in 2004 and 2005. No such event was held in 2004 or will be held in 2005 as one of the joint venture partners declined to participate, and AVP and the other partner agreed not to hold events in 2004 or 2005.

5. DEFERRED COSTS

In 2003, AVP entered into a production and distribution agreement for the 2003 and 2004 tour events with a major television network valued at $2,649,600. AVP issued preferred stock in payment under the agreement and capitalized the costs, which were amortized as the events specified in the agreement occurred. Deferred costs under this agreement at December 31, 2003 aggregated $1,352,100, consisting of $964,600 of deferred event costs and $387,500 of unamortized contract costs which were amortized to expense in 2004.

6. DEFERRED COMMISSION - RELATED PARTY

On April 6, 2003, AVP acquired from an officer and stockholder the commissions the officer was entitled to receive on sponsorship revenues under sponsorship agreements. The officer had secured the sponsorships for AVP under a 2001 agreement the officer had with AVP. The aggregate cost of acquiring the rights of $1,366,737 is being charged to operations over the term of the related sponsorship agreements and projected revenues thereunder.

Deferred commissions charged to operations aggregated $294,904 in 2004 and $609,256 in 2003.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

7. PROPERTY AND EQUIPMENT

Property and equipment consist of:

                                  2004
                                ---------

Cost

Furniture and equipment         $ 228,489
Transportation equipment           29,244

Leasehold improvements             23,704
                                ---------
Total Cost                        281,437

Less accumulated depreciation
and amortization                  (79,734)
                                ---------

Net property and equipment      $ 201,703
                                =========


Depreciation and amortization expense was $57,561 in 2004 and $14,529 in 2003.

8. INVESTMENT IN SALES-TYPE LEASE

In 2001, AVP leased furniture and equipment associated with a former office facility to a third party in a lease classified as a sales-type lease. The unearned lease income is being amortized to income over the lease term, using the effective interest method. The lease expires in October 2008. AVP's investment in the sales-type lease at December 31, 2004 is as follows:

Minimum lease payments                       $   607,200
Estimated unguaranteed                           183,600
   residual value
Less unearned lease income                      (162,477)
                                             -----------
Investment in sales-type lease, net          $   628,323
                                             ===========

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

8. INVESTMENT IN SALES-TYPE LEASE (CONTINUED)

The following is a schedule of future minimum lease payments to be received:


Years Ending December 31,

                   2005                       $    158,400
                   2006                            158,400
                   2007                            158,400
                   2008                            132,000
                                             ----------------
                                              $    607,200
                                             ================


The lease obligation is collateralized by the underlying assets.

9. ACCRUED OFFICER COMPENSATION

At December 31, 2004, one officer has elected to defer the payment of salaries owed to him.

10. NOTES PAYABLE - RELATED PARTY

During 2004, in connection with Othnet's issuing 10% Convertible Debentures due June 3, 2005 in an aggregate principal amount up to $2,360,000, AVP issued debentures aggregating $2,000,000 to Othnet, with whom AVP had entered into a merger agreement. The debenture and accrued interest may be converted by the holder at any time, based on a conversion price of the lower of $.08 per share of common stock or 85% of the offering price in the next round of financing of Othnet common stock, as defined in the debenture agreement, or any other equity financing consummated by AVP prior to the maturity of this debenture. As part of the consummated merger on February 28, 2005, the notes and accrued interest were converted into common stock.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

11. LONG-TERM DEBT

Long-term debt consists of the following:

Note dated August 2002 to an entity who is a partner with AVP in a joint venture payable, including interest at 5% per annum, $500,000 in September 2003 and $500,000 in September 2006.

In April 2003, AVP entered into an option agreement with the note holder whereby the note holder has the option to acquire up to $1,000,000 of AVP common stock. The option price per share of common stock is based upon an aggregate valuation of AVP equal to the lesser of $10,000,000 or the aggregate post-money valuation implied by the terms of any sale or issuance of equity in AVP subsequent to April 21, 2003. Based on the $10,000,000 valuation, the option price at December 31, 2003 was $.11 per share of common stock. The note holder may exercise its option at any time prior to the repayment of the note.

The holder agreed to defer the September 2003 payment aggregating $556,081, including interest,
in anticipation of converting the note into equity.                                                    $ 1,000,000

Related party note dated April 2003, payable in installments through January
2006 plus interest at 3.75% per annum. The related party had agreed to defer the payments due August 2003, January 2004 and August 2004 aggregating $700,000, until February 2005. $950,000 was paid (the $750,000 deferred until February
2005 and $250,000 due on January 31, 2005) through March 18, 2005.                                       1,366,737

Convertible note dated July 2003 payable to a former stockholder in annual installments of
$183,333, plus interest at 5% per annum, through November 2006.  The unpaid principal and any unpaid interest may be exchanged on or after November 2004 by the note holder for shares of common stock of AVP at a per share common stock price equal to the per share common stock price paid to AVP under AVP's most recent round of equity financing.  The borrowings are
collateralized by AVP's accounts receivable and property and equipment.                                    366,667
                                                                                                       -----------

Total Long-Term Debt                                                                                     2,733,404

Less current portion                                                                                     1,633,333
                                                                                                       -----------

Noncurrent portion                                                                                     $ 1,100,071
                                                                                                       ===========


                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

11. LONG-TERM DEBT (CONTINUED)

Maturities of long-term debt are as follows:

Years Ending December 31,
                  2005                $       1,633,333
                  2006                        1,100,071
                                      -----------------

Total Long-Term Debt                  $       2,733,404
                                      =================


12. REDEEMABLE PREFERRED STOCK

In July 2003, as payment under a production contract with a major television network whose services were valued at $1,008,000, AVP issued 950,943 shares of
Series A preferred stock valued at $1,008,000. AVP gave the network the right to put, at the network's option, any or all of its equity interest to AVP in 2005 and 2006. The Series A preferred stock was valued at $1,008,000 plus interest at the prime rate (5.15% at December 31, 2004) plus 2%. On February 22, 2005, in
conjunction with the merger, the network waived its put option.                                    $      1,008,000

In July 2003, as payment under a production contract with a major television network whose services were valued at $2,649,600, AVP issued 2,498,183 shares of
Series A preferred stock valued at $2,649,600. AVP gave the network the right to put, at the network's option, all of its equity interest at either the conclusion of the 2005 AVP tour season, the conclusion of the 2006 AVP tour season, or the first time the network's equity interest in AVP is less than 8%
on a fully diluted basis. The Series A preferred stock was valued at $2,649,600 plus interest at an annual rate of prime (5.15% at December 31, 2004) plus 2%.
On February 17, 2005, in conjunction with the
merger, the network waived its put option.                                                                2,649,600
                                                                                                   ----------------

Total                                                                                              $      3,657,600
                                                                                                   ================

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

13. TRANSACTION WITH DMC

On July 28, 2003, AVP merged with DMC, its sole stockholder, in a transaction accounted for as a transfer between entities under common control, with AVP as the surviving entity. To effect the transfer, DMC shares of Series A-1 Preferred Stock and options to purchase shares of common stock were exchanged for shares of AVP common stock and options to purchase shares of AVP common stock on a one-to-one basis.

Simultaneously, each share of AVP common stock issued and outstanding was cancelled and extinguished without consideration.

In consummating the transfer, AVP cancelled 933,278 shares of common stock and issued 122,381 shares of Series A-1 preferred stock in exchange for DMC's net assets of $995,503.

DMC's assets and liabilities acquired in the transaction are summarized as follows.

Current assets                        $ 769,450
Investment in sales-type lease          761,882
Other                                     5,000
                                     -----------
                                      1,536,332
Less current liabilities                540,829
                                     -----------

Net assets                            $ 995,503
                                     ===========


The accompanying financial statements have been prepared including the net assets and results of operation of DMC from the transaction date of July 28, 2003.

The following summarized pro forma information is provided assuming the merger had taken place January 1, 2003.

                   Year Ended
                December 31, 2003
                  (Unaudited)
                 ------------

Revenues         $  7,294,128
Expenses           12,092,187
                 ------------

Net loss         $ (4,798,059)
                 ============

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

14. STOCKHOLDERS' EQUITY

                                 Capitalization

Outstanding shares and their par value give effect to the merger with Othnet. However, the authorized shares of common stock have not yet been increased. AVP is in the process of amending its articles of incorporation to increase the authorized number of shares of common stock and the par value of the common stock.

The Series A preferred stock was converted into Series A-1 preferred stock in February 2005. The Series A-1 preferred stock will automatically convert into common stock after AVP amends its articles of incorporation to increase the number of authorized shares of common stock.

                                 Stock Issuances

In July 2003, 98,870 shares of common stock were reacquired by AVP in exchange for a $550,000 note payable.

In July 2003, a note payable to an officer aggregating $269,955 was exchanged for 48,528 shares of common stock.

In connection with the merger with DMC, an intercompany payable due DMC of $1,721,864 was exchanged for 309,520 shares of common stock.

To effect the merger with DMC in July 2003, 122,381 shares of Series A-1 preferred stock were issued to the DMC stockholders.

15. STOCK OPTIONS

                               Stock Option Plans

In 2002, AVP established a stock option plan (the "Plan"). Under the provisions of the Plan, AVP has reserved 13,500,000 shares of its common stock for issuance. The Plan provides for the granting of incentive and non-qualified stock options to purchase common stock to employees, directors, officers and independent consultants of AVP. All stock options granted under the Plan are granted and exercisable at such time or times as determined by AVP's compensation committee (the "Committee").

Outstanding options give effect to the merger with Othnet. However, the authorized shares under the Plan have not yet been increased. AVP is in the process of amending the plan to increase the authorized number of shares under the plan.

As part of the transaction with DMC, existing DMC stock options aggregating 54,475,838 shares were converted on a share for share basis into AVP non-qualified options.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

15. STOCK OPTIONS (CONTINUED)

                         Stock Option Plans (Continued)

The exercise price of each optioned share is determined by the Committee; however the exercise price for incentive stock options, will not be less than 100%, and in the case of a nonqualified stock option, not less than 85%, of the fair market value of the optioned shares on the date of grant. Except as otherwise determined by the Committee, options vest and become exercisable on the first anniversary of the date of grant, and each year thereafter at a rate of 25% per year. The expiration date of each option shall be determined by the Committee at the date of grant; however, in no circumstances shall the option be exercisable after 10 years from the date of grant.

The following table contains information on the stock options under the Plan for the years ended December 31, 2004 and 2003. The outstanding options expire from April 16, 2008 to September 1, 2013.

                                                                                 Weighted Average
                                                         Number of Shares         Exercise Price
                                                         ----------------         --------------
Options outstanding at January 1, 2003                        6,485,091         $        .02
    Granted                                                  16,577,467                  .08
    Converted DMC options                                    54,475,838                   --
    Exercised                                                        --                   --
    Cancelled                                                        --                   --
                                                             ----------         ------------
Options outstanding at December 31, 2003                     77,538,396                  .02
    Granted                                                   8,294,531                  .16
    Exercised                                                        --                   --
    Cancelled                                                        --                   --
                                                             ----------         ------------
Options outstanding at December 31, 2004                     85,832,927         $        .04
                                                             ==========         ============

The weighted average fair value of options granted was $ -0- in 2004 and $.02 in 2003.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

15. STOCK OPTIONS (CONTINUED)

The following table summarizes information about AVP's stock-based compensation plan at December 31, 2004:

Options outstanding and exercisable by price range as of December 31, 2004:

                                        Options Outstanding                       Options Exercisable
                                        -------------------                       -------------------
                                              Weighted
                                              Average          Weighted                          Weighted
       Range of                              Remaining         Average                           Average
       Exercise              Number         Contractual        Exercise          Number          Exercise
        Prices             Outstanding     Life in Years        Price         Exercisable         Price
    --------------          ---------      --------------     ------------      ---------       ------------
    $--        .03         60,960,929             6.3         $         --     60,960,929       $         --
    $.03       .09         16,577,467             9.6         $       0.08      7,269,855       $       0.08
    $.09       .16          8,294,531             3.3         $       0.16      8,294,531       $       0.16
    --------------          ---------             ---         ------------      ---------       ------------
    $--        .16         85,832,927             5.7         $       0.03     76,525,315       $       0.03
    ==============         ==========      ==========         ============     ==========       ============

In connection with stock options granted to employees to purchase common stock, AVP recorded stock-based compensation expense of $ -0- for the year ended December 31, 2004 and $3,809 for the year ended December 31, 2003. Such amounts represent, for each employee stock option, the difference between the grant date exercise price and the stock price on the date of the grant.

                               Other Stock Options

As part of the transaction with DMC, existing DMC non-qualified stock options granted to other individuals aggregating 3,033,450 shares were converted on a share-for-share basis into AVP non-qualified options retaining the original exercise price and expiration date. The outstanding options expire in June 2010.

The following table contains information on all of AVP's non-plan stock options for the years ended December 31, 2004 and 2003.

                                                                              Weighted
                                                                              Average
                                                                              Exercise
                                                        Number of Shares       Price
                                                        ----------------   ----------------
Options outstanding at January 1, 2003                              --     $             --
         Granted                                                    --                   --
         Converted DMC options                               3,033,450                 0.03
         Exercised                                                  --                   --
         Cancelled                                                  --                   --
                                                        --------------     ----------------
Options outstanding at December 31, 2003                     3,033,450     $           0.03
         Granted                                                    --                   --
         Exercised                                                  --                   --
         Cancelled                                                  --                   --
                                                        --------------     ----------------
Options outstanding at December 31, 2004                     3,033,450     $           0.03
                                                        ==============     ================

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

Disclosures about fair value of financial instruments for AVP's financial instruments are presented in the table below. These calculations are subjective in nature and involve uncertainties and significant matters of judgment and do not include income tax considerations. Therefore, the results cannot be determined with precision and cannot be substantiated by comparison to independent market values and may not be realized in actual sale or settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used could significantly affect the results.

The following table presents a summary of AVP's financial instruments as of December 31, 2004:

                                                         2004
                                       ---------------------------------------
                                          Carrying               Estimated
                                           Amount                Fair Value
                                       ---------------         ---------------

Financial Assets:
   Cash                                $       631,933         $       631,933

Financial Liabilities:
   Notes payable-related party         $     2,000,000                       *
   Long-term debt                      $     2,733,404                       *


The carrying amounts for cash, receivables, accounts payable and accrued expenses approximate fair value because of the short maturities of these instruments.

* The fair value for the Company's long term debt cannot be determined as the instrument is not actively traded.

17. COMMITMENTS AND CONTINGENCIES

                                 Operating Lease

AVP is obligated under a noncancellable operating lease for its office facilities. The lease expires March 31, 2010 subject to a five-year renewal option.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

17. COMMITMENTS AND CONTINGENCIES (CONTINUED)

                           Operating Lease (Continued)

The future minimum rental payments, excluding cost escalations, are as follows:


Years Ending December 31,
-------------------------
      2005         $  282,000
      2006            329,000
      2007            338,000
      2008            347,000
      2009            356,000
Thereafter             91,000
                   ----------
   Total           $1,743,000
                   ==========


Rent expense was $ 282,442 in 2004 and $165,684 in 2003.

                             Officer Indemnification

Under the organizational documents, AVP's directors are indemnified against certain liabilities arising out of the performance of their duties to AVP. AVP also has an insurance policy for its directors and officers to insure them against liabilities arising from the performance of their duties required by their positions with AVP. AVP's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against AVP that have not yet occurred. However, based on experience, AVP expects the risk of loss to be remote.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

18. INCOME TAXES

The components of the provision (benefit) for income taxes are as follows:

                                                              2004                    2003
                                                        ---------------         ---------------
Current
    Federal                                             $            --         $            --
    State                                                            --                      --
                                                        ---------------         ---------------
       Total                                                         --                      --
                                                        ---------------         ---------------
Deferred
    Federal                                                          --                      --
    State                                                            --                      --
                                                        ---------------         ---------------
       Total                                                         --                      --
                                                        ---------------         ---------------
           Total Income Tax Provision (Benefit)         $            --         $            --
                                                        ===============         ===============

The provision (benefit) for income taxes reconciles to the amount computed by applying the federal statutory rate to income before the provision (benefit) for income taxes as follows:

                                                          2004                 2003
                                                      ---------            ---------
Federal statutory rate                                     (34)%                (34)%
State income taxes, net of federal benefits                 (6)                  (6)
Valuation allowance                                         40                   40
                                                      ---------            ---------
Total                                                     -- %                 -- %
                                                      =========            =========

Significant components of deferred income taxes as of December 31, 2004 are as follows:

Net operating loss           $ 4,815,000
Accrued compensation              17,000
Valuation allowance           (4,832,000)
                             -----------
Net Deferred Tax             $        --
                             ===========

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

18. INCOME TAXES (CONTINUED)

AVP records a valuation allowance for certain temporary differences for which it is more likely than not that it will not receive future tax benefits. AVP assesses its past earnings history and trends and projections of future net income. AVP recorded a valuation allowance for the entire amount of the net deferred assets in 2004 and 2003, as it had determined that it was more likely than not that no deferred tax assets would be realized. The net change in the valuation allowance for deferred tax assets was an increase of $1,065,000. AVP will continue to review this valuation allowance on a quarterly basis and make adjustments as appropriate.

The tax benefits associated with employee exercises of stock options reduces income taxes currently payable. However, no benefits were recorded to additional paid in capital in 2004 and 2003 because their realization was not more likely than not to occur and consequently, a valuation allowance was recorded against the entire benefit.

At December 31, 2004, AVP had federal net operating loss carryforwards aggregating approximately $15,800,000 which expire in the years 2019 through 2024. The amount and availability of the carryforwards are subject to limitations as the result of changes in ownership.

19. PENSION PLAN

AVP sponsors a 401(k) pension plan for all eligible employees. The Plan provides for annual contributions at the discretion of AVP. No amounts were contributed in 2004 or 2003 to the plan.

     (b)  Pro Forma Financial Information

                  On February 28, 2005, upon filing a certificate of merger with the Delaware Secretary of State, a wholly owned subsidiary of AVP, Inc. ("AVP"), named Othnet Merger Sub, Inc., a Delaware corporation, and AVP Pro Beach Volleyball Tour, Inc., f/k/a Association of Volleyball Professionals, Inc., a Delaware corporation (the "Association"), consummated a merger pursuant to an Agreement and Plan of Merger dated as of June 29, 2004, as amended. As a result of the merger, the Association, which survived the merger, became AVP's wholly owned subsidiary, and AVP issued to Association stockholders Series A Convertible Preferred Stock, which will be converted automatically into AVP common stock upon authorization of a sufficient amount of common stock.

                  In the second half of 2004, AVP issued $2.36 million principal amount of 10% convertible notes and, as required by the merger agreement, lent $2,000,000 of the proceeds of the notes to the Association (the notes were issued in units that included common stock and common stock purchase warrants). It was a condition to the closing of the merger, among other things, that at least $2,000,000 principal amount of the notes (and accrued interest) were converted into Series A Convertible Preferred Stock. Another condition was the closing of a private placement of units of Series B Convertible Preferred Stock and common stock purchase warrants, gross proceeds of which was $5,000,000, concurrently with the merger closing.

                  Upon consummation of the merger and the private offering, the Association's former stockholders held Series A Preferred Stock entitling them to cast 58.22% of votes entitled to be cast at an election of AVP directors; the Association's executive officers became AVP's executive officers; and Association designees hold six of seven board seats. Accordingly, the Association, which was the acquired entity, from the legal standpoint, is the acquirer from the accounting standpoint, and AVP is the accounting acquiree. Because AVP was a publicly traded shell corporation at the time of the merger, the transaction is being accounted for as a capital transaction, the equivalent of AVP's issuing stock for the Association's net assets, accompanied by a recapitalization of AVP. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historical carrying values of the assets and liabilities of the Association.

                  Immediately prior to the merger, the Association had outstanding 4,443,944 shares of $0.0001 par value common stock ("Association common stock"). In accordance with the merger agreement, the outstanding Association common stock automatically converted into 29,738,605 shares of AVP's common stock. The Association also had outstanding options and warrants to purchase a total of 12,732,220 shares of Association common stock that, as a result of the merger agreement, now represent the right to buy a total of approximately 85,832,927 shares of AVP common stock. In conjunction with and immediately following the merger, AVP issued warrants to purchase of 53,771,332 shares of common stock as consideration for services that facilitated the merger.

                  As part of the merger, the Association's preferred stockholder's converted $3,657,600 of Redeemable Preferred Stock into 23,171,881 shares of AVP common stock, and the holder of a $1,000,000 note payable will convert the note principal into 11,292,614 shares of AVP common stock. In addition, as part of the merger, holders of AVP's 10% convertible notes converted the notes into 17,076,755 shares of AVP common stock. Concurrent with the merger, $4,247,023 of new capital was raised in exchange for 35,809,452 shares of AVP common stock. As a result of the merger, AVP will have 139,604,049 shares of common stock outstanding and will have outstanding stock options and warrants to acquire AVP common stock aggregating 155,257,124 shares.

                  The unaudited pro forma condensed combined statements of operations combines the historical statements of operations of the Association and the statements of operations of AVP, giving effect to the merger as if it had been consummated on January 1, 2004.

                  The pro forma adjustments give effect to the capital transactions assuming that there was a sufficient authorization of AVP common stock at the time of the merger.

                  You should read this information in conjunction with the:

            o Accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

            o Separate historical financial statements of the Association as of December 31, 2004 and March 31, 2005 (Unaudited) and for the years ended December 31, 2004 and 2003 and for the three month periods ended March 31, 2005 and 2004 (Unaudited);

                  We present the unaudited pro forma condensed combined financial information for informational purposes only. The pro forma information is not necessarily indicative of what our operations actually would have been had we completed the merger on January 1, 2004. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future operating results of the combined companies.

          UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      For the year ended December 31, 2004


                                              AVP Pro
                                               Beach
                                             Volleyball                              Pro Forma
                                             Tour, Inc            AVP, Inc.         Adjustments           Pro Forma Combined
                                             ---------            ---------         -----------           ------------------
Revenue                                    $  12,309,005         $          --      $          --            $  12,309,005
Event Costs                                    9,125,829                    --                 --                9,125,829
                                            ------------          ------------       ------------            -------------
Gross Profit                                   3,183,176                    --                 --                3,183,176
Operating expenses                             5,877,603             1,377,955                 --                7,255,558
                                            ------------          ------------       ------------            -------------
Operating Loss                                (2,694,427)           (1,377,955)                --               (4,072,382)
                                            -------------         -------------      ------------            --------------
Other Income (Loss)
      Interest Expense                          (245,870)           (1,185,492)           118,855 (a)           (1,873,576)
                                                                                         (561,069)(b)
      Interest Income                             67,185               118,855           (118,855)(a)               67,185
      Other                                           --                36,764                 --                   36,764
                                            ------------          ------------       ------------            -------------
Total Other Income (Loss)                       (178,685)           (1,029,873)          (561,069)              (1,769,627)
                                            -------------         -------------      -------------           --------------
Loss Before Income Taxes                      (2,873,112)           (2,407,828)          (561,069)              (5,842,009)
Income Taxes                                          --                    --                 --                       --
                                            ------------          ------------       ------------            -------------
Net Loss                                   $  (2,873,112)        $  (2,407,828)     $    (561,069)           $  (5,842,009)
                                            =============         =============      =============            =============
Proforma basic and diluted loss
   per share                                                                                                 $       (0.04)
                                                                                                              =============
Proforma weighted average common
   shares outstanding                                                                                          139,604,049
                                                                                                              =============

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

          UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   For the three months ended March 31, 2005


                                              AVP Pro
                                               Beach
                                             Volleyball                              Pro Forma
                                             Tour, Inc            AVP, Inc.         Adjustments           Pro Forma Combined
                                             ---------            ---------         -----------           ------------------
Revenue                                     $    103,956          $         --       $         --             $    103,956
Event Costs                                          --                     --                 --                       --
                                            ------------          ------------       ------------             ------------
Gross Profit                                     103,956                    --                 --                  103,956
Operating expenses                             4,929,984                    --                 --                4,929,984
                                            ------------          ------------       ------------             ------------
Operating Loss                                (4,826,028)                   --                 --               (4,826,028)
                                            -------------         ------------       ------------             -------------
Other Income (Loss)
      Interest Expense                           (70,558)             (127,725)            16,667 (a)              (53,891)
                                                                                          127,725 (b)
      Interest Income                             15,356                16,667            (16,667)(a)               15,356
                                            ------------          ------------       -------------                  ------
Total Other Income (Loss)                        (55,202)             (111,058)           127,725                  (38,535)
                                            -------------         -------------      ------------             -------------
Loss Before Income Taxes                      (4,881,230)             (111,058)           127,725               (4,864,563)
Income Taxes                                          --                    --                 --                       --
                                            ------------          ------------       ------------             ------------
Net Loss                                    $ (4,881,230)         $   (111,058)      $    127,725             $ (4,864,563)
                                            =============         =============      ============             =============
Proforma basic and diluted loss
   per share                                                                                                  $      (0.03)
                                                                                                              =============
Proforma weighted average common
   shares outstanding                                                                                          139,604,049
                                                                                                              =============

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

         On February 28, 2005, AVP, Inc ("AVP") and AVP Pro Beach Volleyball Tour, Inc. (the "Association") consummated a plan of merger. Pursuant to the Merger Agreement ("Merger"), the Association was the surviving entity and became a wholly owned subsidiary of AVP. At the time of the merger, AVP issued to the stockholders of the Association such number of shares of AVP's common stock that, together with Association stock options and stock purchase warrants converted into options and warrants to buy AVP common stock, represented approximately 61.21% of the aggregate outstanding shares of AVP on a fully diluted basis. Since the stockholders of the Association received the majority of the voting shares of AVP, the Association's officers and directors became the officers and directors of AVP, and AVP adopted the business plan of the Association. The Association is the accounting acquirer (legal acquiree), and AVP is the accounting acquiree (legal acquirer). Since at the completion of the merger, AVP was a shell corporation, the transaction is being accounted for as a capital transaction. This transaction is equivalent to the Association issuing stock for the net assets of AVP, accompanied by a recapitalization of the Association. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historic carrying values of the assets and liabilities of AVP.

         The unaudited proforma condensed combined statement of operations for the year ended December 31, 2004 include the operations of the Association for the year ended December 31, 2004 and the operations of AVP for the year ended January 31, 2005. The unaudited proforma condensed combined statement of operations for the three months ended March 31, 2005 include the operations of the Association for the three months ended March 31, 2005 and AVP for the period from February 1, 2005 through closing of the merger on February 28, 2005. A proforma condensed combined balance sheet is not presented as the March 31, 2005 historical balance sheet of the Association reflects the merger of AVP into the Association.

         Proforma basic and diluted loss per share were calculated using the weighted average common shares outstanding including the common shares issued in the acquisition as if the acquisition occurred on January 1, 2004.

(2) PRO FORMA ADJUSTMENTS

         (a) To eliminate the intercompany loans and accrued interest between AVP and the Association.

         (b) To record the issuance of 17,076,755 shares of common stock of AVP upon the conversion of the 10% convertible notes aggregating, at January 31, 2005, $2,268,938 including accrued interest and the accretion of the unamortized note discount of $561,069. For the month ended February 28, 2005, the accretion of the unamortized note discount was $127,725.

     (c) Exhibits.

        None.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 7, 2005                                AVP, INC.

                                                    By: /s/ Andrew Reif
                                                        -----------------------
                                                        Andrew Reif
                                                        Chief Operating Officer